Exhibit 99.2

FOR IMMEDIATE RELEASE

HanesBrands Announces Full Potential Plan to Drive Approximately

$1.2 Billion in Incremental Revenue and Operating Margins Above 14%

by 2024

Company to Host Virtual Investor Day Today to Provide Additional Details

•	Full Potential to drive global Champion growth of approximately $1 billion

•	Plan to re-ignite innerwear growth with $200 million in incremental sales

•	Revenue to increase from $6.25 billion in 2021 to approximately $7.4 billion by 2024, or 6% compound annual growth

•	Company will strategically invest in brands and e-commerce to deliver growth across owned channels and retail partnerships

•	Full Potential focuses portfolio on biggest growth opportunities in North America, China, Australia and Europe

•	Company to fully self-fund strategic investments

WINSTON-SALEM, N.C. (May 11, 2021) – HanesBrands Inc. (NYSE: HBI), a global leader in iconic apparel brands, today unveiled Full Potential, a three-year growth plan designed to drive approximately $1.2 billion in incremental revenue and expand operating margins to 14.3% by 2024.

Full Potential unlocks the enormous opportunities of HanesBrands, building on its iconic brands, world-class supply chain, deep consumer loyalty, broad channel distribution and global footprint. The plan drives rapid growth of the Champion brand by investing in key geographic markets, expanding into women’s and kids’ apparel and casual footwear, and creating a premiere online experience at Champion.com.

Full Potential also seeks to drive renewed innerwear growth by delivering innovation and breakthrough marketing that appeals to younger consumers. The company is investing in its portfolio of leading innerwear brands and expanding its e-commerce and digital capabilities to deliver a seamless consumer experience to drive growth with retail partners and in online channels.

“HanesBrands is an amazing company with a portfolio of strong, iconic brands and significant and sustainable competitive advantages,” said CEO Steve Bratspies. “Full Potential builds on these advantages to deliver approximately $1.2 billion in topline growth as well as improved profitability over the next three years. We are putting the consumer at the center of everything we do. We’ll do this by investing in innovation that delivers products that meet consumers’ needs and by creating a seamless experience that lets consumers shop for our products how, when and where they want to shop.”

Full Potential Plan

The Full Potential plan consists of four growth pillars:

•

Grow global Champion. The plan calls for Champion to become a $3 billion global brand by 2024, representing a 14% compound annual growth rate (CAGR) from projected 2021 sales of approximately $2 billion.

Consumers view Champion as uniquely able to meet the needs of both lifestyle and athletic apparel. The company is increasing investment behind the Champion brand platform, “Be Your Own Champion,” to tap into the significant growth opportunity at the intersection of sports and lifestyle.

Champion’s growth strategy is organized around four actions:

1.	Forging deeper connections with consumers, focusing on three key consumer segments that represent approximately 70% of global activewear category spend.

2.

Creating compelling product for each of these segments through globally coordinated design and innovation. In addition to expanding its strong share position in sweats, the company is focused on expanding Champion’s offerings in women’s and kids’ apparel, innerwear and casual athletic footwear.

3.	Growing in key geographies: North America, China, Japan, South Korea and the Big 5 markets in Europe through a combination of digital, wholesale and distribution partners.

4.	Expanding online channels, with a focus on making Champion.com a premier brand and shopping experience globally.

•

Re-ignite innerwear growth. The company expects global innerwear revenue growth of approximately $200 million through 2024, driven by sales in the United States and Australia. This growth represents a 2% compound annual growth rate on top of 2021 projected sales of nearly $3.7 billion.

In the U.S., the company is pivoting to accelerated and sustainable revenue and profit growth by revitalizing its core, with a focus on doubling its share with consumers under the age of 39. The company believes it can capture significant growth opportunities by leveraging its iconic brands such as Hanes, Maidenform and Bali and its leading share positions and route-to-market scale. HanesBrands is also applying a more consumer-centric, globally coordinated approach to product design and innovation, as well as increasing investments in brand marketing and e-commerce initiatives.

In Australia, Bonds has become the leading innerwear brand by delivering breakthrough product innovation and consumer marketing. The company plans to fuel continued growth through ongoing investment in the Bonds brand and its e-commerce infrastructure.

•

Drive consumer-centricity. The company is putting the consumer at the center of everything it does. This consumer-centric mindset is expected to drive growth by delivering innovative products consumers need; improving awareness through increased investments in brand marketing; and making focused investments in digital capabilities, including digital marketing, e-commerce and advanced analytics. The company believes these investments will better empower consumers to shop where, when and how they like to shop.

•

Focus the portfolio. The company will continue to simplify all aspects of its business – from global holdings to SKU counts – to enable investment in its key global brands, categories and growth markets.

To enable and unlock growth, the Full Potential plan includes a number of well-defined and well-resourced initiatives. These initiatives fall into five broad categories:

•

Win with brands and products. The company will enhance its global design and innovation capabilities to leverage its leading brand portfolio and to meet the needs of both current and new consumer segments.

•

Supply chain segmentation. The company is building on the competitive advantages of its world-class supply chain by adding capabilities to address the unique needs of each of its brands, increase speed-to-market and become more efficient in serving direct-to-consumer channels.

•	Simplicity. The company is simplifying its processes, organization and approaches to make decisions faster.

•

Technology modernization. The company is investing in data analytics and technologies to reduce costs, gain business insights as well as improve decision making, forecasting and planning. The company is also streamlining its systems and building capabilities to deliver a seamless online consumer experience.

•

Winning organization and culture. The company’s culture is a significant strength around the globe. The company is further investing in its people and next-generation talent to accelerate results and deliver sustainable, profitable growth.

Full Potential Three-Year Financial Outlook

HanesBrands expects the Full Potential plan to generate both higher and more consistent levels of revenue growth while increasing overall profitability.

Using the midpoint of the company’s 2021 guidance for continuing operations as the base year, the Full Potential plan calls for:

•	Revenue to increase from $6.25 billion to approximately $7.4 billion by 2024, representing an incremental $1.15 billion of revenue, or a 6% compound annual growth rate.

•	Approximately $1 billion of growth in its global activewear business, representing an 11% CAGR, to be driven predominantly by the Champion brand.

•

Approximately $200 million of growth in its global innerwear business, driven by renewed growth in the United States as a result of revitalizing its core. At the same time, the company will seek to double its share with younger consumers and to continue growing in Australia. This growth represents a 2% CAGR, which is well above projected global innerwear category growth.

•	Operating margins to expand 100 basis points to approximately 14.3% in 2024, compared to the midpoint of the company’s 2021 guidance of 13.3%.

•

Incremental investments of approximately $160 million over the three-year period ending 2024, including: $90 million in brand marketing, $40 million of depreciation related to growth-driving capital investments, and $30 million for technology and people. By 2024, the company expects its annual brand marketing investments to essentially double as compared to 2020, to 4% of sales.

•

Targeted cost savings of approximately $160 million are expected to fully offset the increased investments. Cost savings initiatives designed to drive efficiencies and accelerate revenue growth fall into three broad categories: sustainability initiatives, technology initiatives and everyday cost management.

•

An incremental $300 million of capital investment above the historical run-rate, over three years ending 2024, with the vast majority going to supply chain and technology initiatives. On average, this represents total annual capex spend of approximately $185 million per year, although the company anticipates higher than average spend levels in the first two years of the plan in order to realize projected growth and cost savings initiatives in 2024 and beyond.

•	An earnings per share CAGR of approximately 9% through 2024.

•	An average annual tax rate of approximately 18%.

•	Average annual cash flow from operations of approximately $700 million.

Virtual Investor Day

HanesBrands will host a virtual investor day at 8:30 a.m. EDT on Tuesday May 11, 2021. The event, which will consist of prepared presentations followed by a live question-and-answer session, as well as an Investor Day Handout, may be accessed via the investors section of the HanesBrands corporate website, www.Hanes.com/Investors. The event is expected to conclude by 11:30 a.m. EDT. Replays of the event will be available on the investors section of the HanesBrands corporate website.

HanesBrands

HanesBrands (NYSE: HBI) makes everyday apparel that is known and loved by consumers around the world for comfort, quality and value. Among the company’s iconic brands are Hanes, the leading basic apparel brand in the United States; Champion, an innovator at the intersection of lifestyle and athletic apparel; and Bonds, which is setting new standards for design and sustainability. HBI employs 61,000 associates in 47 countries and has built a strong reputation for workplace quality and ethical business practices. The company, a longtime leader in sustainability, has set aggressive 2030 goals to improve the lives of people, protect the planet and produce sustainable products. HBI is building on its unmatched strengths to unlock its #FullPotential and deliver long-term growth that benefits all of its stakeholders.

Cautionary Statement Concerning Forward-Looking Statements

This press release contains certain forward-looking statements, as defined under U.S. federal securities laws, with respect to our long-term goals and trends associated with our business, as well as guidance as to future performance. In particular, among others, statements regarding our Full Potential plan and statements made in the Full Potential Three-Year Financial Outlook section of this news release are forward-looking statements.

These forward-looking statements are based on our current intent, beliefs, plans and expectations. Readers are cautioned not to place any undue reliance on any forward-looking statements. Forward-looking statements necessarily involve risks and uncertainties, many of which are outside of our control, that could cause actual results to differ materially from such statements and from our historical results and experience. These risks and uncertainties include such things as: our ability to successfully execute our Full Potential plan in order to achieve the desired results, the potential effects of the COVID-19 pandemic, including on consumer spending, global supply chains and the financial markets; the highly competitive and evolving nature of the industry in which we compete; the rapidly changing retail environment; our reliance on a relatively small number of customers for a significant portion of our sales; any inadequacy, interruption, integration failure or security failure with respect to our information technology; the impact of significant fluctuations and volatility in various input costs, such as cotton and oil-related materials, utilities, freight and wages; our ability to attract and retain a senior management team with the core competencies needed to support growth in global markets; significant fluctuations in foreign exchange rates; legal, regulatory, political and economic risks related to our international operations; our ability to effectively manage our complex multinational tax structure; and other risks identified from time to time in our most recent Securities and Exchange Commission reports, including our annual report on Form 10-K and quarterly reports on Form 10-Q. Since it is not possible to predict or identify all of the risks, uncertainties and other factors that may affect future results, the above list should not be considered a complete list. Any forward- looking statement speaks only as of the date on which such statement is made, and HanesBrands undertakes no obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise, other than as required by law.